DE BEIRA GOLDFIELDS INC.
1530 Duthie Avenue
Burnaby, British Columbia, Canada V5A 2R6
Tel: (604) 518-4505 - Fax: (604) 629-0728

Press Release

DE BEIRA APPOINTS REGINALD N. GILLARD AS PRESIDENT & DIRECTOR

Burnaby, British Columbia, Canada - April 19, 2006 - DE BEIRA GOLDFIELDS INC. (“DE BEIRA” or the “Company”) (NASD OTCBB: DBGF; Frankfurt: D1Q; WKN: A0JDS0) is pleased to announce the appointment of Reginald N. Gillard as President and Director of the Company. Mr. Gillard currently holds a position as a principle of Corporate & Resources Consultants Pty Ltd. (“CRC”) of Perth, Australia. CRC are currently the technical consultants for DE BEIRA.

Mr. Gillard brings over 20 years of public company leadership experience to the Company. Mr. Gillard has served as director and chairman of 20 publicly traded companies (currently 7) including Chairman of Moto Goldmines Ltd., MT Edon Goldmines Ltd., Caspian Oil & Gas Ltd., Perseus Mining Ltd., Lafayette Mining Ltd., Pioneer Nickle Ltd., Aspen Group Ltd., Eneabba Gas Ltd.

Mr. Gillard’s roles have also included serving on various Audit Committee’s as he is a member of the Fellow of Australian Society of Certified Practicing Accountants and Fellow of Australian Institute of Company Directors.

Mr. Gillard’s educational background comprises of studies at Perth Technical College and a Bachelors Degree from the University of Western Australia (U.W.A.).

Michele Fronzo will remain on the Board of Directors and will continue with his role as CFO and Corporate Secretary. However, as a result of the change of Mr. Fronzo’s role with the Company, Mr. Fronzo has agreed to return 20,000,000 of his shares to the Company for cancellation. Mr. Fronzo has also reached an agreement to sell in a private transaction 4,000,000 of his remaining shares to Reginald N. Gillard for his role as the Company’s new President.

About DE BEIRA GOLDFEILDS INC.

DE BEIRA is a Nevada based mineral exploration company. The Company’s principal business is the exploration of its mineral claim in British Columbia, Canada. The Company is also initiating a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. Please refer to DE BEIRA’s filings with the Securities and Exchange Commission for a summary of important factors that could affect DE BEIRA’s forward-looking statements. DE BEIRA undertakes no obligation to revise these statements following the date of this press release.

DE BEIRA GOLDFEILDS INC.

Per: “Michele Fronzo”

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Michele Fronzo, Director